Baldwin & Lyons, Inc.
Protective Insurance Company
Sagamore Insurance Company
B & L Insurance, Ltd. (Bermuda)

1099 North Meridian Street
Indianapolis, IN 46204
(317) 636-9800

Subject: Baldwin & Lyons, Inc. Second Quarter Catastrophe Pre-Announcement

Press Contact: G. Patrick Corydon
(317) 636-9800 (x7500)
corydon@baldwinandlyons.com

Indianapolis, Indiana, June 28, 2011--Baldwin & Lyons, Inc. (NASD: BWINA, BWINB) today provided an initial estimate of losses related to the unprecedented multiple tornado outbreaks that impacted large areas of the United States during the second quarter of 2011. The Company expects after-tax losses of approximately $6.5 million for these events, after consideration of reinstatement premium related to these losses.  The majority of this total relates to tornados impacting the state of Alabama, particularly the city of Tuscaloosa as well as losses related to the storms which occurred in Joplin, Missouri.

In addition, recently updated information from ceding reinsurers has resulted in an increase in the Company’s estimated losses associated with prior events, most notably the Christchurch, New Zealand and Tohoku, Japan, earthquakes.  The additional after-tax loss to be recorded in the second quarter for the aggregate of these events will be approximately $3.6 million, net of reinstatement premiums.

Management cautions that the Company's current loss estimates are based on evaluations of numerous recently occurring events as reported to-date, as well as emerging information from prior events. Much of the information in both categories is heavily dependent on portfolio modeling, as well as ongoing evaluations by and discussions with cedents and brokers.  Consequently, the actual net impact on the Company's results arising from these catastrophes could differ from the current estimates.

About the company:
Baldwin & Lyons, Inc., based in Indianapolis, Indiana, is a specialty property-casualty insurer with a leading position in providing liability coverage for large and medium-sized fleets in the transportation industry. Additionally, the company's product offerings include coverage for private passenger automobile, small fleet trucking, commercial property, and selected professional liability lines as well as a limited program of reinsurance assumed.

Cautionary Note Regarding Forward-Looking Statements

Forward-looking statements in this report are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve inherent risks and uncertainties. Readers are encouraged to review the Company's annual report for its full statement regarding forward-looking information.